Exhibit 3.1

                          CERTIFICATE OF INCORPORATION

                                       OF

                              SYMBOLLON CORPORATION

         FIRST:   The  name  of  the  corporation  is  SYMBOLLON  CORPORATION
(hereinafter  referred  to  as  the "Corporation").

         SECOND: The address of the Corporation's registered office in the State of Delaware is 32 Loockerman Square, Suite L-100, City of Dover, County of Kent, 19901. The name of the registered agent at such address is The Prentice-Hall Corporation System, Inc.

         THIRD:   The  purpose  of  the  Corporation  is to  engage  in  any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

         FOURTH: I. The aggregate number of shares which the Corporation shall have authority to issue is Twenty Five Million (25,000,000) shares, consisting of (i) Eighteen Million Seven Hundred Fifty Thousand (18,750,000) shares of Class A Common Stock, par value $.001 per share ("Class A Common Stock"), (ii) One Million Two Hundred Fifty Thousand (1,250,000) shares of Class B Common Stock, par value $.001 per share ("Class B Common Stock"), and (iii) Five Million (5,000,000) shares of Preferred Stock, par value $.001 per share ("Preferred Stock").

                 II. Except as otherwise provided in this Article FOURTH, the rights, preferences and limitations of Class A Common Stock and Class B Common Stock shall be identical in all respects:

                 (a) The dividend rights of the holders of shares of Class A Common Stock and Class B Common Stock shall be identical, except that no stock dividends on the Class A Common Stock may be paid in Class B Common Stock and no stock dividends on the Class B Common Stock may be paid in Class A Common Stock. Whenever a stock dividend is paid, the holder of a share of any class of common stock shall be paid in the same number of shares of common stock of the class of such shares as are paid to the holder of a share of common stock of any other class in shares of common stock of such other class. Whenever a combination or subdivision of the shares of any class of common stock is made, the same combination or subdivision shall be made with respect to the other classes of common stock.

                 (b) Each share of Class A Common Stock shall entitle the holder to one vote and each share of Class B Common


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 Stock shall entitle the holder to
five votes on all matters with respect to which holders of such classes of stock are entitled to vote.

                 (c) (i) All  outstanding  shares of Class B Common  Stock shall be convertible at all times, at the election of the holder thereof, into an equal number of fully paid and nonassessable shares of Class A Common Stock by delivery of written notice by the holder of such shares of Class B Common Stock to the Corporation, or its transfer agent, of his election together with the certificate(s) representing the shares to be converted. Thereupon, the Corporation, or its transfer agent, as the case may be, shall exchange such certificate(s) for a certificate or certificates representing an equal number of shares of Class A Common Stock. Shares of Class B Common Stock shall be deemed to have been converted immediately prior to the close of business on the day upon which the Corporation, or its transfer agent, receives such shares for conversion. The person entitled to receive the Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such Class A Common Stock at such time.

                     (ii) Except as provided in subparagraph (iii) below, upon the sale, assignment, transfer, conveyance, or other disposition, whether voluntary, by operation of law or otherwise (a "Transfer", which, for the purpose hereof, shall not include a pledge) of shares of Class B Common Stock, other than a transfer to another holder of Class B Common Stock or to a private charitable foundation as to which a holder of Class B Common Stock is the sole voting member, the shares so transferred shall, by virtue of such Transfer, automatically be converted into an equal number of fully paid and nonassessable shares of Class A Common Stock.

                    (iii) Upon the death of any holder of Class B Common Stock, the shares of Class B Common Stock so held as of the date of death of the deceased stockholder shall be automatically converted into an equal number of fully paid and nonassessable shares of Class A Common Stock unless and to the extent that any of such shares are purchased by another holder of Class B Common Stock on or prior to 90 days from the date that a legal representative is duly appointed by a court of competent jurisdiction, or 120 days from such date if within such 90 day period another holder of Class B Common Stock has exercised any right to purchase shares of Class B Common Stock held by such legal representative. If there should be only one holder of Class B Common Stock, effective immediately upon his death, the shares of Class B Common Stock so held as of the date of death shall be automatically converted into an equal number of fully paid and nonassessable shares of Class A Common Stock.


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                   (iv)   With respect to any shares of Class B Common Stock
converted into Class A Common Stock pursuant to paragraphs (i), (ii) and (iii) above, until surrender as hereinafter provided, each outstanding certificate, which prior to such conversion represented shares of Class B Common Stock, shall be deemed for all purposes to evidence ownership of the number of shares of Class A Common Stock into which the shares of Class B Common Stock shall have been converted. Upon surrender to the Corporation, or its transfer agent, for cancellation of the certificate or certificates representing such shares, the holder thereof shall be entitled to receive a certificate or certificates representing the number of shares of Common Stock to which such holder is entitled.

                   (v) With respect to any shares of Class B Common Stock converted into Class A Common Stock pursuant to paragraphs (i), (ii) or (iii) above, such converted shares of Class B Common Stock shall, from and after the date of conversion, have the status of authorized and unissued shares of Class B Common Stock and may be reissued as shares of Class B Common Stock.

                 III. The Board of Directors of the Corporation is authorized, subject to limitations prescribed by law and the provisions of this Article FOURTH, to provide for, from time to time, in one or more series of any number, the issuance of shares of Preferred Stock, and, by filing a certificate pursuant to the General Corporation Law of the State of Delaware, to establish the number of shares to be included in each such series and to fix the designation, relative rights, preferences, qualifications and limitations of the shares of each such series. The authority of the Board Directors with respect to each series shall include, but not be limited to, determination of each of the following:

                   A. The number of shares constituting that series and the distinctive designation of that series;

                   B. The dividend rate on the shares of the series, whether dividends shall be cumulative and, if so, from which date or dates, and whether they shall be payable in preference to, or in another relation to, the dividends payable on any other class or classes or series of stock;

                   C. Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

                   D. Whether that series shall have conversion or exchange privileges, and, if so, the terms and


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 conditions of such conversion or exchange,
including provision for adjustment of the conversion or exchange rate in such events as the Board of Directors shall determine;


                   E. Whether or not the shares of that series shall be redeemable, and if so, the terms and conditions of such redemption, including the manner of selecting shares for redemption if less than all such shares are to be redeemed, the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

                   F. Whether that series shall be entitled to the benefit of a sinking fund to be applied to the purchase or redemption of shares of that series and, if so, the terms and amounts of such sinking fund;

                   G. The right of the shares of the series to the benefit of conditions and restrictions upon the creation of indebtedness of the Corporation or any subsidiary, upon the issue of any additional stock (including additional shares of such series or of any other series) and upon the payment of dividends or the making of other distributions on and the purchase, redemption or other acquisition by the Corporation or any subsidiary of, any outstanding stock of the Corporation;

                   H. The right of the shares of that series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and whether such rights shall be in preference to or in another relation to the comparable rights of any other class or classes or series of stock; and

                   I. Any other relative, participating optional or other special, rights, qualifications, limitations or restrictions of that series.

                 IV. Shares of any series of Preferred Stock which have been redeemed (whether through the operation of a sinking fund or otherwise) or which, if convertible or exchangeable, have been converted into or exchanged for shares of stock of any other class or classes, shall have the status of authorized and unissued shares of Preferred Stock of the same series and may be reissued as part of the series of which they were originally a part or may be reclassified and reissued as part of any other series of Preferred Stock or of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, all subject to the conditions and the restrictions on


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issuance  set forth in the  resolution  or  resolutions  adopted by the Board of
Directors providing for the issue of any series of Preferred Stock.

                  V. Except as otherwise provided by the resolution or resolutions providing for the issue of any series of Preferred Stock, after payment shall have been made to the holders of Preferred Stock of the full amount of dividends to which they shall be entitled pursuant to the resolution or resolutions providing for the issuance of any series of preferred Stock, the holders of Class A and Class B Common Stock shall be entitled, to the exclusion of the holders of Preferred Stock of any and all series, to receive such dividends as from time to time may be declared by the Board of Directors.

                  VI. Except as otherwise provided by the resolution or resolutions providing for the issue of any series of Preferred Stock, in the event of any liquidation, dissolution of winding up of the Corporation, whether voluntary or involuntary, the holders of Class A and Class B Common Stock shall be entitled, after payment shall have been made to the holders of Preferred Stock of the full amount to which they shall be entitled pursuant to the resolution or resolutions providing for the issuance of any series of Preferred Stock, to share, to the exclusion of the holders of Preferred Stock of any and all series, in all remaining assets of the Corporation available for distribution to its stockholders ratably according to the number of shares of Class A and Class B Common Stock held by them.

                 VII. The number of authorized shares of any class may be increased or decreased by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote.

         FIFTH: The name and mailing address of the sole incorporator are as follows:

                           Veronica Andrews Goldberg
                           Rubin Baum Levin Constant & Friedman
                           30 Rockfeller Plaza, 29th Floor
                           New York  New York  11012

         SIXTH:

                 I. Number of Directors. The number of directors of the Corporation shall not be less than three. The exact number of directors within the limitations specified in the preceding sentence shall be fixed from time to time by the Board of Directors.

                 II. Classes of Directors. The Board of Directors shall be and is divided into three classes: Class I, Class II and Class III. No one class shall have more than one director more than any other class. If a fraction is contained in the quotient arrived at by dividing the designated number of directors by three, then, if such fraction is one-third, the extra director shall be a member of Class I, and if such fraction is two-thirds, one of the extra directors shall be a member of Class I and one of the extra directors shall be a member of Class II, unless otherwise provided from time to time by resolution adopted by the Board of Directors.

                 III.  Terms of Office.  Each  director  shall  serve for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected; provided, that each initial director in Class I shall serve for a term ending on the date of the annual meeting in 2000; each initial director in Class II shall serve for a term ending on the date of the annual meeting in 2001; and each initial director in Class III shall serve for a term ending on the date of the annual meeting in 2002; and provided further, that the term of each director shall be subject to the election and qualification of his successor and to his earlier death, resignation or removal.

                 IV. Allocation of Directors Among Classes in the Event of Increases or Decreases in the Number of Directors. In the event of any increase or decrease in the authorized number of directors, (i) each director then serving as such shall nevertheless continue as a director of the class of which he is a member for the full term of such class and (ii) the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board of Directors among the three classes of directors so as to ensure that no one class has more than one director more than any other class. To the extent possible, consistent with the foregoing rule, any newly created directorships shall be added to those classes whose terms of office are to expire at the latest dates following such allocation, and any newly eliminated directorships shall be subtracted from those classes whose terms of offices are to expire at the earliest dates following such allocation, unless otherwise provided from time to time by resolution adopted by the Board of Directors.

                 V. Quorum; Action at Meeting. A majority of the number of directors fixed pursuant to Section I above shall constitute a quorum except when a vacancy or vacancies exist, whereupon a majority of the directors then in office shall constitute a quorum for the transaction of business, provided that in no case shall less than one-third of the number of directors fixed pursuant to Section I above constitute a quorum. If at any meeting of the Board of Directors there shall be less than such a quorum, a majority of those present may adjourn the meeting from time to time. Every act or decision done or made by a majority of the directors present at a meeting duly held at which a quorum is present shall be regarded as the act of the Board of Directors unless a greater number is required by law, by the By-laws of the Corporation or by this Certificate of Incorporation.

                 VI. Removal. Directors of the Corporation may be removed only for cause by the affirmative vote of the holders of at least eighty percent (80%) of the combined voting power of all shares of the capital stock of the Corporation issued and outstanding and entitled to vote generally in the election of directors, voting together as a single class.

                 VII. Vacancies. Any vacancy in the Board of Directors, however occurring, including (without limitation) a vacancy resulting from an increase in the number of directors, shall be filled only by a vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. A director elected to fill a vacancy shall be elected to hold office until the next election of the class for which such director shall have been chosen, subject to the election and qualification of his successor and to his earlier death, resignation or removal.

                 VIII. Preferred Stock. Notwithstanding the foregoing, whenever the holders of any one or more series of Preferred Stock issued by the Corporation after approval by the Board of Directors shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate of Incorporation (including such terms as may be adopted by the Board of Directors pursuant to Section III of Article FOURTH of the Certificate of Incorporation) applicable thereto, such directors so elected shall not be divided into classes pursuant to this Article SIXTH, and the number of such directors shall not be counted in determining the maximum number of directors permitted under the foregoing provisions of this Article SIXTH, in each case unless expressly provided by such terms.

                 IX. Amendments to Article. Notwithstanding any other provisions of law, the Certificate of Incorporation or the By-laws of the Corporation, and notwithstanding the fact that a lesser percentage may be specified by law, the affirmative vote of the holders of at least eighty percent (80%) of the combined voting power of all shares of capital stock of the Corporation issued and outstanding and entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal, or to adopt any provision inconsistent with, any provision of this Article SIXTH.

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         SEVENTH:  No directors of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this Article SEVENTH shall not eliminate or limit the liability of a director (i) for any breach of such director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions of such director not in good faith or which involve intentional misconduct or knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which such director derived an improper personal benefit; nor shall this Article SEVENTH eliminate or limit the liability of a director for any act or omission occurring prior to the date this Article SEVENTH becomes effective.

         EIGHTH: The Board of Directors is expressly authorized to adopt, amend and repeal the By-Laws of the Corporation.

         NINETH:  The  Corporation  shall,  to the fullest  extent  permitted by
Section 145 of the Delaware General Corporation Law as the same may be amended or supplemented, indemnify any and all persons whom it shall have power to indemnify from and against any and all expenses, liabilities or other matters.

         TENTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise of arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

                    CERTIFICATE OF DESIGNATIONS, PREFERENCES

                     AND RIGHTS OF SERIES A PREFERRED STOCK

                                       OF

                              SYMBOLLON CORPORATION

The undersigned officers of Symbollon Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware, do hereby certify that, pursuant to authority conferred by the Certificate of Incorporation, and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of Symbollon Corporation at a meeting duly authorized and validly held on August 13, 1996, adopted a resolution providing for certain powers, designations, number, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of 444,444 shares of Series A Preferred Stock, $.001 par value, which resolution is as follows:

         RESOLVED: That pursuant to Article Fourth of the Certificate of Incorporation of this Corporation, the Board of Directors hereby establishes  a series  of  Preferred  Stock,  $.001 par  value,  of the
         Corporation having the following powers, designations, number, preferences and relative, participating, option of or others special rights, and qualifications, limitations or restrictions thereof:

                Description and Designation of Series A Preferred Stock

         1. Designation. A total of 444,444 shares of the Corporation's Preferred Stock shall be designated the "Series A Preferred Stock". As used herein, the term "Preferred Stock" used without reference to any other outstanding series of Preferred Stock of the Corporation as from time to time may be outstanding means all such outstanding series of the Corporation's Preferred Stock, share for share alike and without distinction as to series, except as otherwise expressly provided for herein, or as the context otherwise requires.

         2.       Dividends.

                  (a) Computation of Cumulative Dividends. The holders of the outstanding shares of Series A Preferred Stock shall be entitled to receive, out of funds legally available therefor, cumulative dividends at the annual rate of $0.09 per share. Cumulative dividends on the Series A Preferred Stock shall be payable if, as and when declared.

                  Dividends on the Series A Preferred Stock shall accrue from day to day on each share of Series A Preferred Stock from the date of original issuance of such share, whether or not earned or declared, and shall accrue until paid.

                  All numbers relating to calculation of cumulative dividends shall be subject to equitable adjustment in the event of any stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event involving a change in the capital structure of the Series A Preferred Stock. Such dividends on the Series A Preferred Stock shall be cumulative so that if such dividends in respect of any previous or current annual dividend period, at the annual rate specified above, shall not have been paid or declared and a sum sufficient for the payment thereof set apart, the deficiency shall first be fully paid before any dividend or other distribution shall be paid or declared and set apart for the Class A Common Stock and Class B Common Stock (collectively, the "Common Stock"). Upon any conversion of the Series A Preferred Stock under Section 5 hereof, all such accrued and unpaid dividends on the Series A Preferred Stock to and until the date of such conversion shall be forfeited and shall not be due and payable.

                  (b) Restriction on Distributions. Except to the extent in any instance approval is provided in writing by the holders of a majority of the outstanding shares of Preferred Stock (all series acting together as a class) and except for any transaction related to the Corporation's Class A Warrants or Class B Warrants, the Corporation shall not declare or pay any dividends, or purchase, redeem, retire, or otherwise acquire for value any shares of its capital stock (or rights, options or warrants to purchase such shares) now or hereafter outstanding, return any capital to its stockholders as such, or make any distributions of assets to its stockholders as such; provided, however, if any such action is effected with respect to the Preferred Stock, it shall be done proportionately equivalent for the holders of all series of outstanding Preferred Stock.

                  Nothing herein  contained shall prevent the Corporation  from:
(i) effecting a stock split or declaring or paying any dividend consisting of shares of any class of capital stock paid to the holders of shares of such class of capital stock; or (ii) complying with any specific provision of the terms of the Preferred Stock.

                  (c) Participating Dividends. In the event that the Board of Directors of the Corporation shall declare a dividend payable upon the then outstanding shares of Common Stock (other than a stock dividend on the Common Stock distributed solely in the form of additional shares of Common Stock), the holders of the Preferred Stock shall be entitled, in addition to any cumulative dividends to which they may be entitled under Section 2(a) hereof, to the amount of dividends per share of Preferred Stock as would be declared payable on the largest number of whole shares of Common Stock into which each share of Preferred Stock held by each holder thereof could be converted pursuant to the provisions of Section 5 hereof, such number determined as of the record date for the determination of holders of Common Stock entitled to receive such dividend, less any dividends theretofore paid under Section 2(a) above.

         3.       Liquidation, Dissolution or Winding Up.

                  (a) Treatment at Liquidation, Dissolution or Winding Up. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, or in the event of its insolvency, before any distribution or payment is made to any holders of Common Stock or any other class or series of capital stock of the Corporation designated to be junior to the Preferred Stock, and subject to the liquidation rights and preferences of any class or series of Preferred Stock designated in the future to be senior to, or on a parity with, the Series A Preferred Stock with respect to liquidation preferences, the holders of each share of Preferred Stock shall be entitled to be paid first out of the assets of the Corporation available for distribution to holders of the Corporation's capital stock of all classes, whether such assets are capital, surplus or earnings, an amount equal to the greater of:

                           (i) $1.125 per share of Series A Preferred Stock, plus all accrued but unpaid cumulative dividends thereon, whether or not earned or declared, or

                           (ii) such amount per share of Preferred Stock as would have been payable had each such share of each series of Preferred Stock been converted to Common Stock immediately prior to such event of liquidation, dissolution or winding up pursuant to the provisions of Section 5 hereof.

                  The amounts set forth above shall be subject to equitable adjustment whenever there shall occur a stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event involving a change in the capital structure of the Preferred Stock.

                  If, upon liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of all outstanding series of Preferred Stock the full amounts to which they otherwise would be entitled, the holders of all outstanding series of Preferred Stock (which is deemed for purposes of this Section 3 to be on a parity) shall share ratably in any distribution of available assets pro rata in proportion to the respective liquidation preference amounts which would otherwise be payable upon liquidation with respect to the outstanding shares of Preferred Stock if all liquidation preference dollar amounts with respect to such shares were paid in full, based upon the aggregate liquidation preference dollar amounts payable upon all shares of Preferred Stock then outstanding (the "Liquidation Formula").

                  After such payment shall have been made in full to the holders of the Preferred Stock, or funds necessary for such payment shall have been set aside by the Corporation in trust for the account of holders of the Preferred Stock so as to be available for such payment, the remaining assets available for distribution shall be distributed ratably among the holders of the Common Stock.

                  (b) Distributions Other than Cash. Whenever the distribution provided for in this Section shall be payable in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board of Directors of the Corporation. All distributions (including distributions other than cash) made hereunder shall be made pro rata to each series of Preferred Stock in accordance with the Liquidation Formula described in Section 3(a) above. In the event of any dispute between the holders of the Preferred Stock and the Corporation regarding the determination of the fair market value of non-cash distributions, at the election of the holders of a majority of the outstanding shares of Preferred Stock, the Corporation shall engage a consulting or investment banking firm selected by the Board of Directors and approved by the holders of a majority of the outstanding shares of Preferred Stock to prepare an independent appraisal of the fair market value of such property to be distributed. Each of the Corporation and the holders of a majority of the outstanding shares of Preferred Stock shall provide such approved appraiser with a written estimate of the fair market value of such property, and the expenses of any appraisal by such a consulting or investment banking firm shall be borne by the party whose own written estimate of fair market value proves to be furthest from that of such consulting or investment banking firm. In the event that the parties' estimates of fair market value differ from that of the consulting or investment banking firm by an equal amount, then the Corporation, on the one hand, and the holders of the Preferred Stock, on the other, shall each pay fifty percent (50%) of such expenses.

         4.       Voting Power

         Except as otherwise expressly provided in this Section 4 or Section 6 hereof or as otherwise required by law, each holder of Series A Preferred Stock shall be entitled to vote on all matters and shall be entitled to that number of votes equal to the largest number of whole shares of Common Stock into which such holder's shares of Series A Preferred Stock could be converted, pursuant to the provisions of Section 5 hereof, at the record date for the determination of stockholders entitled to vote on such matter or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited. Except as otherwise expressly provided in this instruments, the Certificate of Designations, Preferences and Rights of any other series of outstanding Preferred Stock or as otherwise required by law, the holders of shares of Preferred Stock and Common Stock shall vote together (or render written consents in lieu of a vote) as a single class on all matters submitted to the stockholders of the Corporation.

         5. Conversion Rights. The holders of the Series A Preferred Stock shall have the following rights with respect to the conversion of such shares into shares of Class A Common Stock:

                  (a) General. Subject to and in compliance with the provisions of this Section 5, any shares of the Series A Preferred Stock may, at the option of any holder, be converted at any time and from time to time into fully-paid and non-assessable shares of Class A Common Stock. The number of shares of Class A Common Stock which a holder of Series A Preferred Stock shall be entitled to receive upon conversion shall be the product obtained by multiplying the Applicable Conversion Rate (determined as provided in Section 5(b)) by the number of shares of Series A Preferred Stock being converted at any time.

                  (b) Applicable Conversion Rate. The conversion rate in effect at any time for the Series A Preferred Stock (the "Applicable Conversion Rate") shall be the quotient obtained by dividing $1.125 by the Series A Applicable Conversion Value, calculated as provided in Section 5(c) (the "Series A Applicable Conversion Rate").

                  (c) Applicable Conversion Value. The Series A Applicable Conversion Value in effect from time to time, except as adjusted in accordance with Section 5(d) hereof, shall be $1.125 with respect to the Series A Preferred Stock (the "Series A Applicable Conversion Value").

                  (d)  Adjustments to Series A Applicable Conversion Value.

                      (i) Closing Bid Price. At any time after August 14, 1997, if at the time of conversion the average Closing Bid Price (as hereinafter defined) of the Class A Common Stock of the Corporation for the immediately preceding twenty (20) consecutive trading days (the "Twenty-Day Average") is below the Series A Applicable Conversion Value then in effect, then the Series A Applicable Conversion Value relevant only for the shares of Series A Preferred Stock being then converted shall automatically be adjusted immediately prior to conversion to equal 83.33% of the Twenty-Day Average. The preceding adjustment to the Series A Applicable Conversion Value relevant to the shares being then converted shall not adjust or otherwise effect the Series A Applicable Conversion Value of the remaining outstanding shares of Series A Preferred Stock.

                  The "Closing Bid Price" shall mean (1) if the Class A Common Stock is then listed on any national securities exchange, the closing sales price on the principal national securities exchange on which it is so traded,
(2) if the Class A Common Stock is not then listed on any such exchange, the closing bid price on the over-the-counter market as reported by NASDAQ's National Market System or Small Capitalization System ("NASDAQ"), or (3) if the Class A Common Stock is not then listed on any such exchange or quoted in NASDAQ, the average of the closing bids on the National Daily Quotation Service. If for any trading day the Class A Common Stock is listed on any such  exchange,
or quoted in NASDAQ or National Daily Quotation Service and the actual Closing Bid Price is not determinable in accordance with the above, then for such trading day the Closing Bid Price shall be the last immediately reported Closing Bid Price. If the Class A Common Stock is not listed on any such exchange, or quoted in NASDAQ or National Daily Quotation Service, the Closing Bid Price shall be determined in good faith by the Board of Directors of the Corporation.

                      (ii) Upon Extraordinary Common Stock Event. Upon the happening of an Extraordinary Common Stock Event (as hereinafter defined), the Series A Applicable Conversion Value shall, simultaneously with the happening of such Extraordinary Common Stock Event, be adjusted by multiplying the Series A Applicable Conversion Value by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such Extraordinary Common Stock Event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such Extraordinary Common Stock Event, and the product so obtained shall thereafter be the Series A Applicable Conversion Value. The Series A Applicable Conversion Value, as so adjusted, shall be readjusted in the same manner upon the happening of any successive Extraordinary Common Stock Event or Events.

                  An "Extraordinary Common Stock Event" shall mean (I) the issue of additional shares of Common Stock as a dividend or other distribution on outstanding shares of Common Stock, (ii) a subdivision of outstanding shares of Common Stock into a greater number of shares of Common Stock, or (iii) a combination or reverse stock split of outstanding shares of Common Stock into a smaller number of shares of the Common Stock.

                  (e)      Automatic Conversion.

                      (i) Mandatory Conversion of Preferred Stock. Immediately upon (1) the effectiveness of an underwritten public offering on a firm commitment basis pursuant to an effective registration statement filed pursuant to the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation in which the Corporation actually receives gross proceeds equal to or greater than $5,000,000 (calculated after deducting underwriters' discounts and commissions but before calculation of expenses), and in which the price per share of Common Stock equals or exceeds $3.00 (such price subject to equitable adjustment in the event of any stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event involving a change in the Common Stock),
(2) the approval, set forth in a written notice to the Corporation, of the holders of at least a majority of the outstanding shares of Series A Preferred Stock of an election to convert Series A Preferred Stock into Class A Common Stock, or (3) August 14, 2001, then all outstanding shares of Series A Preferred Stock shall be converted automatically into the number of shares of Class A Common Stock into which such shares of Series A Preferred Stock are then convertible pursuant to Section 5 hereof as of the closing and consummation of such underwritten public offering, the stated date of approval of such holders of Series A Preferred Stock or August 14, 2001, without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent.

                      (ii) Surrender of Certificates Upon Mandatory Conversion. Upon the occurrence of the conversion events specified in the preceding paragraph (i), the holders of the Series A Preferred Stock shall, upon notice from the Corporation, surrender the certificates representing such shares at the office of the Corporation or of its transfer agent for the Common Stock. Thereupon, there shall be issued and delivered to such holder a certificate or certificates for the number of shares of Class A Common Stock into which the shares of Series A Preferred Stock so surrendered were convertible on the date on which such conversion occurred. The Corporation shall not be obligated to issue such certificates unless certificates evidencing the shares of Series A Preferred Stock being converted are either delivered to the Corporation or any such transfer agent, or the holder notifies the Corporation that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith.

                  (f) Dividends. In the event the Corporation shall make or issue, or shall fix a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution (other than a distribution in liquidation or other distribution otherwise provided for herein) with respect to the Common Stock payable in (i) securities of the Corporation other than shares of Common Stock, or (ii) other assets (excluding cash dividends or distributions), then and in each such event provision shall be made so that the holders of the Series A Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the number of securities or such other assets of the Corporation which they would have received had their Series A Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the Conversion Date (as that term is hereafter defined in Section 5(j)), retained such securities or such other assets receivable by them during such period, giving application to all other adjustments called for during such period under this Section 5 with respect to the rights of the holders of the Series A Preferred Stock.

                  (g) Capital Reorganization or Reclassification. If the Common Stock issuable upon the conversion of the Series A Preferred Stock shall be changed into the same or different number of shares of any class or classes of capital stock, whether by capital reorganization, recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for elsewhere in this Section 5, or the sale of all or substantially all of the Corporation's capital stock or assets to any other person), than and in each such event the holder of each share of

 Series A
Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of capital stock and other securities and property receivable upon such reorganization, recapitalization, reclassification or other change by the holders of the number of shares of Common Stock into which such shares of Series A Preferred Stock might have been converted immediately prior to such reorganization, recapitalization, reclassification or change, all subject to further adjustment as provided herein.

                  (h) Capital Reorganization, Merger or Sale of Assets. If at any time or from time to time there shall be a capital reorganization of the Common Stock (other than a subdivision, combination, recapitalization, reclassification or exchange of shares provided for elsewhere in this Section 5) or a merger or consolidation of the Corporation with or into another corporation (other than a merger or reorganization involving only a change in the state of incorporation of the Corporation or the acquisition by the Corporation of another business where the Corporation survives as a going concern, as further provided in Section 3 hereof), or the sale of all or substantially all of the Corporation's capital stock or assets to any other person, then, as a part of such reorganization, merger, or consolidation or sale, provision shall be made so that the holders of the Series A Preferred Stock shall thereafter be entitled to receive upon conversion of the Series A Preferred Stock the number of shares of stock or other securities or property (including cash) of the Corporation, or of the successor corporation resulting from such merger, consolidation or sale, to which such holder would have been entitled if such holder had converted its shares of Series A Preferred Stock immediately prior to such capital reorganization, merger, consolidation or sale. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 to the end that the provisions of this Section 5 (including adjustment of the Series A Applicable Conversion Value then in effect and the number of shares of Common Stock or other securities issuable upon conversion of such shares of Series A Preferred Stock) shall be applicable after that event in as nearly equivalent a manner as may be practicable.

                  The holders of at least a majority of the outstanding shares of Preferred Stock, upon the occurrence of a capital reorganization, merger or consolidation of the Corporation, or the sale of all or substantially all its capital stock or assets, as such events are more fully set forth in the first paragraph of this Section 5(h), shall have the option of electing treatment for the Preferred Stock as would be required for an event covered under either (i) this Section 5(h) or (ii) Section 3 hereof regard a liquidation, dissolution or winding up of the affairs of the Corporation, notice of which election shall be submitted in writing to the Corporation at its principal office no later than twenty (20) business days before the effective date of such event.

                  (i) Certificate as to Adjustments; Notice by Corporation. In each case of an adjustment or readjustment of the Series A Applicable Conversion Rate, the Corporation at its expense will furnish each holder of Series A Preferred Stock so affected with a certificate prepared by the Treasurer or Chief Financial Officer of the

  Corporation,   showing  such  adjustment  or
readjustment, and stating in detail the facts upon which such adjustment or readjustment is based.

                  (j) Exercise of Conversion Privilege. To exercise its conversion privilege, a holder of Series A Preferred Stock shall surrender the certificate or certificates representing the shares being converted to the Corporation at its principal office, and shall give written notice to the Corporation at that office that such holder elects to convert such shares. Such notice shall also state the name or names (with address or addresses) in which the certificate or certificates for shares of Class A Common Stock issuable upon such conversion shall be issued. The certificate or certificates for shares of Series A Preferred Stock surrendered for conversion shall be accompanied by proper assignment thereof to the Corporation or in blank. The date when such written notice is received by the Corporation, together with the certificate or certificates representing the shares of Series A Preferred Stock being converted, shall be the "Conversion Date". As promptly as practicable after the Conversion Date, the Corporation shall issue and shall deliver to the holder of the shares of Series A Preferred Stock being converted, or on its written order, such certificate or certificates as it may request for the number of whole shares of Class A Common Stock issuable upon the conversion of such shares of Series A Preferred Stock in accordance with the provisions of this Section 5, and cash, as provided in Section 5(k), in respect of any fraction of a share of Class A Common Stock issuable upon such conversion. Such conversion shall be deemed to have been effected immediately prior to the close of business on the Conversion Date, and at such time the rights of the holder as holder of the converted shares of Series A Preferred Stock shall cease and the person(s) in whose name(s) any certificate(s) for shares of Class A Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares of Class A Common Stock represented thereby.

                  (k) Cash in Lieu of Fractional Shares. No fractional shares of Class A Common Stock or scrip representing fractional shares shall be issued upon the conversion of shares of Series A Preferred Stock. Instead of any fractional shares of Class A Common Stock which would otherwise be issuable upon conversion of Series A Preferred Stock, the Corporation shall pay to the holder of the shares of Series A Preferred Stock which were converted a cash adjustment in respect of such fractional shares in an amount equal to the same fraction of the market price per share of the Class A Common Stock (as determined in a reasonable manner prescribed by the Board of Directors) at the close of business on the Conversion Date. The determination as to whether or not any fractional shares are issuable shall be based upon the aggregate number of shares of Series A Preferred Stock being converted at any one time by any holder thereof, not upon each share of Series A Preferred Stock being converted.

                  (l) Partial Conversion. In the event some but not all of the shares of Series A Preferred Stock represented by a certificate(s) surrendered by a holder are converted, the Corporation shall execute and deliver to or on the order of the holder, at the expense of the Corporation, a new certificate representing the number of shares of Series A Preferred Stock which were not converted.

                  (m) Reservation of Common Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock (including any shares of Series A Preferred Stock represented by any warrants, options, subscription or purchase rights for Series A Preferred Stock), and if at any time the number of authorized but unissued shares of Class A Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock (including any shares of Series A Preferred Stock represented by any warrants, options, subscriptions or purchase rights for such Series A Preferred Stock), the Corporation shall take such action as may be necessary to increase its authorized but unissued shares of Class A Common Stock to such number of shares as shall be sufficient for such purpose.

                  (n) Reissuance of Preferred Stock. No share or shares of Series A Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued as Series A Preferred Stock, but all such shares shall be considered authorized but unissued shares of Preferred Stock.

         6.       Restrictions and Limitations.

                  (a) Corporate Action;  Amendments to Charter.  The Corporation
shall not take any corporate action or otherwise amend its Certificate of Incorporation without the approval by vote or written consent of the holders of at least a majority of the then outstanding shares of Preferred Stock, voting together as a single class, each share of Preferred Stock to be entitled to one vote in each instance, if such corporate action or amendment would materially adversely affect any of the rights, preferences, privileges of or limitations provided for herein for the benefit of any shares of Preferred Stock or otherwise materially adversely affect the rights of the holders of the Preferred Stock. Without limiting the generality of the preceding sentence, the Corporation will not amend its Certificate of Incorporation or take any other corporate action without the approval by the holders of at least a majority of the then outstanding shares of Preferred Stock, voting together as a single class, if such amendment or corporate action would:

                           (i) authorize or issue, or obligate the Corporation to authorize or issue, additional shares of Preferred Stock senior to or on a parity with the Preferred Stock with respect to liquidation preferences, dividend rights or redemption rights, except for the designation and issuance of shares of Preferred Stock approved in any instance by the holders of a majority of the outstanding shares of Preferred Stock; or

                           (ii) reduce the amount payable to the holders of Preferred Stock upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation; or

                           (iii) adversely affect the liquidation preferences, dividend rights, voting rights or redemption rights of the holders of Preferred Stock; or

                           (iv) cancel or adversely modify the conversion rights of the holders of Preferred Stock provided for in
                           Section 5 herein.

         7. No Dilution or Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of capital stock or assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of the Preferred Stock set forth herein, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of the Preferred Stock against dilution or other impairment. Without limiting the generality of the foregoing, the Corporation (a) will not increase the par value of any shares of stock receivable on the conversion of the Preferred Stock above the amount payable therefor on such conversion, and (b) will take all such action as may be necessary or appropriate in order that the Corporation may validly and legally issue fully paid and nonassessable shares of stock on the conversion of all Preferred Stock from time to time outstanding.

         8.       Notices of Record Date.   In the event of:

                  (a) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of capital stock of any class or any other securities or property, or to receive any other right, or

                  (b) any capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation, or any transfer of all or substantially all of the assets of the Corporation to any other corporation, or any other entity or person, or

                  (c) any voluntary or involuntary dissolution, liquidation or winding up of the Corporation,

then and in each such event the Corporation shall mail or cause to be mailed to each holder of Series A Preferred Stock a notice specifying (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right and a description of such dividend, distribution or right,
(ii)   the   date  on   which   any   such   reorganization,   reclassification,
recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, and (iii) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding up. Such notice shall be mailed by first class mail, postage prepaid, at least ten (10) days prior to the date specified in such notice on which such action is to be taken.